FOR IMMEDIATE RELEASE

NEWS
                                               Delta and Pine Land Company
                                               P.O. Box 157
                                               Scott, Mississippi 38772
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Contact:   Investors                           Media
           Tom Jagodinski                      Stephanie Pillersdorf/Keil Decker
           Delta and Pine Land Company         Citigate Sard Verbinnen
           (662) 742-4518                      (212) 687-8080

                      DELTA AND PINE LAND COMPANY ANNOUNCES
                    COURT ACTION IN LAWSUIT AGAINST MONSANTO

      SCOTT, Miss., September 12, 2003 -- Delta and Pine Land Company (NYSE:
DLP) ("D&PL"), a leading commercial breeder, producer and marketer of cotton planting seed, today announced that the court has issued two new orders in D&PL's litigation against Monsanto Company, relating to the failed merger between the two companies.

      The first order sets forth definitive dates for pre-trial discovery and motions. It orders the parties to file a jointly-prepared pretrial statement not later than April 15, 2005, with a trial to follow thereafter. Monsanto had sought to submit pretrial statements in December 2005 with a trial to be scheduled after that, while D&PL had sought a 2004 date. The second order allows Monsanto to amend its answer to include certain counterclaims against D&PL, but denies Monsanto's motion to add an additional counterclaim. The case is pending in the Circuit Court of the First Judicial District of Bolivar County Mississippi.

      Tom Jagodinski, President and Chief Executive Officer, said, "We are delighted that the court has set a definitive schedule. We will pursue all remedies to which we are entitled, and we look forward to presenting our case to a jury. We expected that Monsanto would be allowed to amend its answer to assert some counterclaims, as is usually allowed. We feel strongly that these counterclaims are without merit, and we plan to vigorously defend them."

      Delta and Pine Land Company is a commercial breeder, producer and marketer of cotton planting seed. Headquartered in Scott, Mississippi, with multiple offices in eight states and facilities in several foreign countries, DLP also breeds, produces and markets soybean planting seed.

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Certain matters discussed in this release are "forward-looking statements,"
including statements about the Company's future plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by the Private Securities Litigation Reform Act of 1995. They can generally be identified because the context of such statements will include words such as "believes," "anticipates," "expects" or words of similar import. It is the nature of agricultural seed businesses that supply, demand and their timing are affected by many variables, including commodity prices, weather and government policy. Due to the seasonal nature of the seed business, the Company typically incurs losses in its first and fourth quarters. Additional risks and uncertainties with respect to the Company's business and forward looking statements are set forth in the Company's latest filings with the Securities and Exchange Commission.